Exhibit B-7

                                      As Amended February 4, 2000

                    ARTICLES OF INCORPORATION

          KANSAS CITY POWER & LIGHT RECEIVABLES COMPANY

                           ----------


                           ARTICLE ONE
                              NAME

          The name of the corporation (the "Corporation") is:
"Kansas City Power & Light Receivables Company".



                           ARTICLE TWO
                   REGISTERED OFFICE AND AGENT

          The address of the Corporation's registered office in the State of Delaware is One Commerce Center, Suite 800, City of
Wilmington, County of New Castle. Its registered agent at such address is Peter H. Sorensen.



                          ARTICLE THREE
                       OBJECTS AND POWERS

          The nature of the Corporation's business, and its objects, purposes and powers are as follows:

(1) to enter into any agreement to purchase for purposes of facilitating securitization transactions, purchase loans secured by or otherwise acquire, own, hold, sell, transfer, exchange or dispose of interests in, or undivided interests in, accounts, securities, or other assets of KANSAS CITY POWER & LIGHT COMPANY and/or its affiliates which qualify as financial assets under generally accepted accounting principles (all such assets, "Permitted Assets");

          (2) to enter into agreements providing for the sale issuance of beneficial interests in the form of debt securities, equity securities or sales of Permitted Assets or undivided interests therein (the "Permitted Sales");

          (3) to enter into, and perform, any agreement providing for the borrowing by the Corporation to facilitate any activity authorized herein, either on an unsecured basis or secured by a pledge of all or any portion of the Corporation's assets, provided that all such borrowings shall be either from KANSAS CITY POWER & LIGHT COMPANY or in the form of a securitization transaction as described in clauses (1) or (2) above (all of the foregoing, "Permitted Financings");

          (4) pending distribution to holders of beneficial interests (including debt securities), to invest proceeds in short term interest earning assets that mature no later than the next scheduled date the proceeds must be distributed from the Permitted Financings and the Permitted Sales in financial assets, as determined by the Corporation's Board of Directors or any officer or agent exercising authority delegated by the Corporation's Board of Directors;

          (5) to service, administer and collect (collectively, "servicing") the Permitted Assets, the Permitted Sales and the Permitted Financings, and to enter into contracts and subcontracts providing for servicing and the delegation of such servicing;

          (6) to enter into any agreement providing for the governance, management and administration of the activities of the Corporation; and

          (7) to transact any business, to engage into and perform any agreement, to engage in any act or activity, and to exercise all powers authorized herein or permitted to corporations by the General Corporation Law of Delaware, but only to the extent that such business, acts, activity or powers are incident or necessary to the foregoing or to the accomplishment of such objects, purposes and powers.



                          ARTICLE FOUR
                          CAPITAL STOCK

          4.1. Total Number of Shares. The total number of shares of all classes of capital stock ("Shares") which the Corporation shall have the authority to issue is 10,000, consisting of 10,000 Shares of common stock, $0.01 par value per share ("Common Stock").

          4.2. Dividends. Dividends upon all classes and series of Shares shall be payable only when, as and if declared by the Board of Directors from funds lawfully available therefor, which funds shall include, without limitation, the Corporation's capital surplus. Dividends upon any series of Shares may be paid in cash, property, or Shares or other securities or evidences of indebtedness of the Corporation or any other issuer, as may be determined by resolution or resolutions of the Board of Directors.



                          ARTICLE FIVE
                            DIRECTORS

          5.1. Number of Directors. The Board of Directors of the Corporation shall consist of not less than three nor more than five members, including at least one person who is Independent, and who shall otherwise qualify as provided in subsection 9.6.1 hereof. To the fullest extent permitted by applicable law, including the General Corporation Law of the State of Delaware as in effect from time to time, each Independent Director's fiduciary duty in respect of any decision on any matter referred to in Article Nine shall be to the Corporation (including its creditors) rather than solely to the Corporation's stockholders. In furtherance of the foregoing, when voting on matters subject to the vote of the Board of Directors, including those matters referred to in Article Nine, notwithstanding that the Corporation is not then insolvent, each Independent Director shall take into account the interests of the creditors of the Corporation as well as the interests of the Corporation.

          5.2. Reliance upon Records, etc. A member of the Board of Directors, or a member of any committee designated by the Board of Directors, shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation's officers or employees or committees of the Board of Directors, or by any person as to matters the member reasonably believes are within such other person's professional, expert or other competence and who has been selected with reasonable care by or on behalf of the Corporation.



                           ARTICLE SIX
                         INDEMNIFICATION

          6.1. Indemnification.

          6.1.1. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, arbitral, governmental, administrative, investigative or otherwise (hereinafter, a "Proceeding"), by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or employee or in any other capacity while serving as a director, officer or employee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including penalties, fines, judgments, reasonable attorneys' fees and charges, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person (other than pursuant to subsection 6.1.2) only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this subsection 6.1.1 shall be a contract right and shall include the right to be paid by the Corporation the reasonable expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this subsection
     6.1.1 or otherwise.

          6.1.2. If a claim which the Corporation is obligated to pay under subsection 6.1.1 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the reasonable expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claims, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

          6.1.3. The provisions of this Section 6.1 shall cover claims, actions, suits and proceedings, civil or criminal, whether now pending or hereafter commenced, and shall be retroactive to cover acts or omissions or alleged acts or omissions which heretofore have taken place. If any part of this Section 6.1 should be found to be invalid or ineffective in any proceeding, the validity and effectiveness of the regaining provisions shall not be affected.

          6.1.4. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section
     6.1 are non-exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, or any Corporation By-Law, insurance policy or agreement, vote of shareholders or disinterested directors or otherwise.

          6.1.5. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

          6.1.6. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any agent of the Corporation to the fullest extent of the provisions of this Section 6.1 with respect to the indemnification and advancement of expenses of directors, officers and employees of the Corporation.

          6.2. Limitation of Monetary Damages. A director shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except this provision shall not eliminate liability of a director
(a) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for unlawful payment or dividend or unlawful stock purchase or redemption under Delaware General Corporation Law, Section 174, or (d) for any transaction from which the director derived an improper personal benefit.

          Any repeal or modification of this Section 6.2 by the Corporation's shareholders shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law.

          6.3. Severability. In the event that any of the provisions of this Article Six (including any provision within a single sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.



                          ARTICLE SEVEN
                          INCORPORATOR

          The name and mailing address of the incorporator is:


          Name            Mailing Address

     Jeanie Sell Latz     1201 Walnut - 21J
                          Kansas City, Missouri 64106-2124



                          ARTICLE EIGHT
                        INITIAL DIRECTORS

          The names and mailing addresses of the initial directors of the Corporation, each of whom shall serve as a director until the first annual meeting of Shareholders of until then successors are elected and qualify, are:


          Andrea F. Bielsker
          Kansas City Power & Light Company
          1201 Walnut - 19E
          Kansas City, Missouri 64106-2124

          Jeanie S. Latz
          Kansas City Power & Light Company
          1201 Walnut - 21J
          Kansas City, Missouri 64106-2124

          Peter H. Sorensen
          Lord Securities Corporation
          Two Wall Street, 7th Floor
          New York, New York 10005


                          ARTICLE NINE
                       SPECIAL PROVISIONS

          In furtherance and not in limitation of the powers conferred herein and by law, the following provisions for regulation of the Corporation, its directors and shareholders are hereby established:

          9.1. Purchase of Shares. The Corporation shall have the right to purchase, take, receive or otherwise acquire, hold, own, pledge, transfer or otherwise dispose of its own Shares to the full extent of undivided profits, earned surplus, capital surplus or other surplus or any other funds lawfully available therefor.

          9.2. Transactions with Certain Persons. No contract or other transaction between the Corporation and one or more of its directors or officers or between the Corporation or any other person, corporation, firm, association or entity in which one or more of its directors or officers are directors or officers or are financially interested, shall be void or voidable because of such relationship or interest, or because such director or officer is present at or participates in a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction, or solely because his or her or their votes are counted for such purpose, if such contract or transaction is permitted by the Delaware General Corporation Law, Section 144, as now or hereafter in effect.

          9.3. Transfer Restrictions, etc. Written restrictions on the transfer or registration of transfer of the Corporation's Shares, securities or evidences of indebtedness or any interest therein may be entered into as part of an agreement, adopted as By-Laws, or recognized by the Corporation as the Corporation's Board of Directors may determine by resolution or resolutions. Any such transfer restrictions shall be noted conspicuously on the security or evidence of indebtedness. The Corporation may from time to time enter into any agreement to which all, or less than all, holders of record of the Corporation's issued and outstanding Shares are parties, restricting the transfer or registration of transfer of any or all of the Corporation's Shares, upon such reasonable terms and conditions as may be approved by resolution or resolutions adopted by the Corporation's Board of Directors.

          9.4. No Liability of Shareholders. The holders of Corporation Shares shall not be personally or otherwise liable to any extent whatsoever for the payment of the Corporation's debts, liabilities and obligations, and the private property of the holders of Corporation Shares shall not be subject to the payment of the Corporation's debts, liabilities and obligations to any extent whatsoever.

          9.5. Compromises and Arrangements with Creditors.
[intentionally deleted].

          9.6. Corporate Separateness. At all times from and after the establishment of the Corporation:

          9.6.1.         At least one of the Corporation's
     directors shall be a person who is Independent (each such director, an "Independent Director"); and

          9.6.2. The Corporation's assets (other than collections on accounts receivable which may be commingled with the funds of the Person collecting such accounts receivable) will not be commingled with those of any other Person; and

          9.6.3.         The Corporation will maintain separate
     corporate records and books of account from those of any other Person; and

          9.6.4.         The Corporation will conduct its
     business from an office separate from any direct or ultimate parent of the Corporation.

          9.7. Election of Directors. Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

          9.8. Bankruptcy, Dissolution, Merger, Indebtedness.

          9.8.1. Notwithstanding any other provision of this Certificate of Incorporation, the unanimous approval of the Board of Directors, including the approval of the Independent Director, is required for any of the following:
     (a) the filing by the Corporation of a voluntary bankruptcy petition under Section 301 of the Bankruptcy Code, 11 U.S.C.
      301, or any successor thereto; (b) any merger, consolidation or other combination of the Corporation with any other entity, including KANSAS CITY POWER & LIGHT COMPANY; (c) the sale of any assets of the Corporation except for Permitted Sales; (d) the amendment of this Certificate of Incorporation; or (e) the establishment of investment guidelines and criteria for investing proceeds from Permitted Financings and Permitted Sales.

          9.8.2. Notwithstanding any other provision of this Certificate of Incorporation and any provision of law that otherwise so empowers the Corporation, the Corporation shall not, while any Permitted Sale, Permitted Financing or other indebtedness of the Corporation is outstanding, do any of the following: (a) voluntarily dissolve the Corporation; or (b) other than any indebtedness (i) in connection with a Permitted Financing and (ii) in connection with the acquisition of Permitted Assets and any agreements entered into in connection therewith, incur any additional indebtedness of liability for borrowed money, or assume or guaranty any indebtedness or liability for borrowed money of any entity.

          9.9. Certain Definitions. As used herein, the following terms shall have the following meanings:


          "Affiliate" means any Person, other than the Corporation, that controls, is controlled by, or under common control with the Corporation. For the purposes hereof, a Person shall be considered to be controlled by another Person if the latter Person, directly or through one or more other "controlled" Persons, (i) possesses the authority to appoint 50% or more of the governing body of the controlled Person, (ii) owns 50% or more of the voting stock of the controlled Person, or (iii) is governed by a governing body whose members, or some of them, comprise at least 50% of the governing body of the controlled Person.


          "Independent" means, with respect to the Corporation, any Person: (i) who is not an officer, an employee, a pensioner, or a beneficial owner, directly or indirectly of 10% or more of any equity interest in the Corporation or any Affiliate thereof, and who is not related by blood, marriage or adoption with any of the foregoing Persons; (ii) who has not been an employee of the Corporation or any Affiliate in the last five years; (iii) who is not affiliated with, or employed by, any Person providing services to, any of the Corporation's significant customers or suppliers; (iv) who is not affiliated with any tax exempt or other organization that receives significant contributions from the Corporation or any of its Affiliates; and (v) who has not provided and is not providing directly or indirectly, whether or not through any related corporation, partnership, limited liability company, limited liability partnership or other Person, legal, accounting or investment banking services for the Corporation or any Affiliate. In the case of an accountant, an accountant will only be Independent for purposes hereof only where he or she also meets the criteria of independence described in SEC Regulation S-X, Rule 2-01(B) and does not otherwise provide any professional services directly or indirectly to the Corporation or its Affiliates and none of his or her professional affiliates having managerial responsibilities participate in any such services. A Person that is otherwise Independent of the Corporation shall not be precluded from serving as an Independent Director by virtue of his or her service as a director of any direct or indirect subsidiary of the Corporation which has articles of incorporation or a certificate of incorporation with a limited purpose similar to the Corporation's.

          "Person" means any individual, partnership, corporation, trust, unincorporated association, limited liability company, joint venture or other entity, or any government, or any government agency, authority or political subdivision thereof, or any other form of entity.

          9.10. Amendments. The Corporation reserves the right to amend, alter, change or repeal any provision (except Article Three and Sections 5.1, 9.5, 9.6, 9.8, 9.9 and 9.10) contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute or this Certificate of Incorporation, and all rights conferred upon shareholders herein are granted subject to this reservation.

          9.11. By-Laws. The Corporation's Board of Directors is authorized and empowered to amend, alter, change or repeal the Corporation's By-Laws and to adopt new By-Laws; provided, however, that the provisions of Sections 1,2,10,12,14,15 and 16 of Article III; Section 2 of Article VI; and the final sentence of Article XII of the Corporation's By-laws shall not be amended, altered or changed without the consent of the majority of its Directors including the Independent Director.



                           ARTICLE TEN
                            DURATION

          The Corporation shall have perpetual duration and existence.